Exhibit 10.7

EXECUTION COPY

BARCLAYS CAPITAL 745 Seventh Avenue New York, New York 10019	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	BANK OF MONTREAL BMO CAPITAL MARKETS 115 South LaSalle Street Chicago, IL 60603

SUNTRUST BANK 303 Peachtree Street, NE Atlanta, GA 30308

PERSONAL AND CONFIDENTIAL

January 13, 2012

ACCO Brands Corporation

300 Tower Parkway

Lincolnshire, IL 60049

Attention: General Counsel

Second Amended and Restated Commitment Letter (SpinCo)

Ladies and Gentlemen:

This second amended and restated commitment letter (together with Exhibits A, B, and C hereto, the “Commitment Letter”) amends, restates and supersedes that certain amended and restated commitment letter dated as of December 13, 2011 (the “Original Commitment Letter”) from Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC (“Barclays Bank” and, together with Barclays Capital, “Barclays”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Bank of Montreal (“BMO”) to ACCO Brands Corporation (the “Acquiror”, “Augusta” or “you”). You have advised Barclays, Bank of America, MLPFS, BMO, SunTrust Bank (“SunTrust” and, together with Barclays, Bank of America, MLPFS and BMO, the “Commitment Parties”, “we” or “us”), that you intend to acquire the SpinCo Business by merger (the “Merger”) of a newly formed subsidiary of Acquiror (“Merger Sub”) with and into a subsidiary of MeadWestvaco Corporation (the “Seller”) formed to hold the SpinCo Business (the “Borrower”) immediately following the distribution of the stock of the Borrower (the “Spin”) by the Seller to its stockholders, all as more fully described in the transaction description attached hereto as Exhibit A (the “Transaction Description”), and in connection therewith, you, the Seller and the Borrower intend to consummate the Transactions referred to in the Transaction Description. Capitalized terms used but not defined herein have the meaning assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions of the Term Loans attached hereto as Exhibit B (the “Term Loan Term Sheet and the conditions precedent set forth in Exhibit C.

You have also advised us that, in connection with the Transactions and subject to the conditions set forth in this Commitment Letter, (i) the Borrower will borrow up to $190.0 million in aggregate principal amount of senior secured term loans having the terms set forth in Exhibit B (the “Term Facility”) and (ii) the Borrower will issue up to $270.0 million in aggregate principal amount of SpinCo Notes (as defined in Exhibit A) or, in the event the SpinCo Notes are not issued at the time the Merger is consummated, borrow $270.0 million in aggregate principal amount of Exchange Loans (as defined in Exhibit A).

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This Commitment Letter supersedes the Original Commitment Letter in full and, upon execution of this Commitment Letter, the Original Commitment Letter will no longer have any force or effect.

1. Commitments and Agency Roles

You hereby appoint Barclays Bank to act, and Barclays Bank hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for the Term Facility. You hereby appoint each of Barclays Capital, MLPFS and Bank of Montreal, acting under its trade name BMO Capital Markets (“BMO Capital”), to act, and each of Barclays Capital, MLPFS and BMO Capital hereby agree to act, as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”) for the Term Facility. Each of the Arrangers, the Collateral Agent, the Documentation Agent (as defined in Exhibit B), the Co-Syndication Agents (as defined in Exhibit B) and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles. In connection with the Transactions contemplated hereby, (i) Barclays is pleased to advise you of its commitment to provide 56.5% of the aggregate principal amount of the Term Facility, (ii) Bank of America is pleased to advise you of its commitment to provide 25% of the aggregate principal amount of the Term Facility, (iii) BMO is pleased to advise you of its commitment to provide 15% of the aggregate principal amount of the Term Facility and (iv) SunTrust is pleased to advise you of its commitment to provide 3.5% of the aggregate principal amount of the Term Facility, in each case on the terms and subject to the conditions set forth in this Commitment Letter and the Fee Letter (as defined below). The commitments of each Commitment Party are several and not joint.

Our fees for services related to the Term Facility are set forth in a separate fee letter (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in Exhibit B and in the Fee Letter as and when payable in accordance with the terms hereof and thereof. In addition, pursuant to an engagement letter reasonably satisfactory to the Arrangers (the “Engagement Letter”) between you and one or more banking or investment banking institutions of national prominence reasonably acceptable to us (collectively, the “Financial Institutions”) entered into on or prior to the date hereof, you have engaged the Financial Institutions to act as underwriters, initial purchasers and/or placement agents in connection with any public offering or private placement of the SpinCo Notes. You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter) in connection with the Term Facility unless you and we shall so agree; provided, however, that Barclays Capital will be the Lead Arranger and will have “lead left” placement on all marketing materials related to the Term Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books.

2. Conditions Precedent

Our commitments hereunder and our agreements to perform the services described herein are subject only to the following conditions: (i) there shall not have occurred, since December 31, 2010, a Material Adverse Effect on the C&OP Business (as defined in the Separation Agreement), (ii) the conditions set forth under the caption “Conditions Precedent to Initial Borrowing” in Exhibit B and (iii) the conditions set forth in Exhibit C. For purposes hereof, a “Material Adverse Effect” means any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of the C&OP Business (as defined in the Separation Agreement); provided that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a material adverse effect: any change, development, event, occurrence, effect or

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state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Commitment Letter, (iii) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of this Commitment Letter, (iv) any change in applicable laws or generally accepted accounting principles (or authoritative interpretation thereof) which is proposed, approved or enacted after the date of this Commitment Letter, (v) general conditions in the industries in which the C&OP Business operates, (vi) the announcement and pendency of the Merger Agreement and the transactions contemplated thereby, including any lawsuit in respect thereof, compliance with the covenants or agreements contained therein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the C&OP Business, and (vii) any Excluded Asset (as defined in the Merger Agreement) or Excluded Liability (as defined in the Merger Agreement), except, in the cases of clauses (i) and (v), to the extent that such change, development, event, occurrence, effect or state of facts has a materially disproportionate effect on the C&OP Business, as compared with other participants in the industries in which the C&OP Business operates (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents (as defined in Exhibit C) or any other letter agreement or other undertaking between you and us concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which will be a condition to the availability of the Term Facility on the Closing Date will be (a) the representations made by or with respect to the SpinCo Business in the Merger Agreement (but only to the extent that the breach of such representations and warranties would permit Augusta (or its applicable affiliate) not to close the Merger as a result of a failure of such representation and warranty in the Merger Agreement to be true and correct) and (b) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents will be in a form such that they do not impair the availability of the Term Facility on the Closing Date if all conditions expressly set forth in this Commitment Letter are satisfied (it being understood that, to the extent that a security interest in any collateral is not or can not be created or perfected on the Closing Date (other than (i) to the extent that a lien on such collateral may under applicable law be created upon closing by the execution and delivery of a customary personal property security agreement, (ii) to the extent that a lien on such collateral may under applicable law be perfected upon closing by the filing of financing statements under the Uniform Commercial Code or by filings with the United States Patent and Trademark Office or the United Stated Copyright Office and (iii) the perfection of security interests in the capital stock of Borrower’s domestic subsidiaries with respect to which a lien may be perfected upon closing by delivery of certificated securities) after your commercially reasonable efforts to do so or without undue burden or expense, then the creation or perfection, as the case may be, of such security interest shall not constitute a condition precedent to the Term Facility on the Closing Date but shall be required to be accomplished under the Term Facility within 90 days (or such longer period as the Administrative Agent may agree) after the Closing Date pursuant to arrangements to be mutually agreed); provided, however, that nothing in the preceding clause (ii) shall be construed to limit the individual conditions expressly set forth in Exhibit C. For purposes hereof, “Specified Representations” means the representations and warranties referred to in Exhibit B relating to organization; requisite power and authority (as they relate to due authorization, execution, delivery and performance of the Loan Documents); qualification; due authorization, execution and delivery and enforceability of the Loan Documents; no conflicts of the Loan Documents with organizational documents or applicable law; binding obligation; Investment Company Act; Federal Reserve margin stock regulations; solvency as of the Closing Date (after giving effect to the Transactions) of Augusta, the Borrower and its subsidiaries on a consolidated basis; senior indebtedness; Patriot Act, OFAC and other similar money laundering or anti-terrorism laws; and security documents (subject to exceptions set forth in this paragraph and the Term Sheets and permitted liens to be agreed).

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3. Syndication

The Arrangers intend and reserve the right to syndicate the Term Facility to the Lenders (as such term is defined in Exhibit B); provided that, unless otherwise agreed by you, except as otherwise set forth in Section 6 below, no assignment prior to the Closing Date will reduce or release any Commitment Party’s obligation to fund its commitment in the event any assignee shall fail to do so on the Closing Date it being understood that nothing in this proviso will restrict participations on customary terms). The Arrangers will lead the syndication, including determining the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, and will in consultation with you determine the final commitment allocations. You agree to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from existing lending and investment banking relationships of the Borrower and you. To facilitate an orderly and successful syndication of the Term Facility, you agree that, until the earlier of (a) a Successful Syndication (as defined in the Fee Letter) and (b) 90 days following the Closing Date, you will not, and agree to use commercially reasonable efforts to ensure that the Borrower will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any bank financings or any debt security of you or the Borrower or any of your or its respective subsidiaries, including any renewal or refinancing of any existing bank financing or debt security (other than the Term Facility, the SpinCo Notes, the Exchange Loans, the Amended Existing ABL Facility (as defined in the Augusta Commitment Letter (as defined below)), the financings covered within the scope of the Augusta Commitment Letter (as defined below) and any bank loan financing covered within the scope of the Engagement Letter), in each case that could reasonably be expected to materially impair the primary syndication of the Term Facility (as determined by the Arrangers).

You agree to, and agree to use commercially reasonable efforts to obtain contractual undertakings from the Borrower to, cooperate with, and provide information reasonably required by, the Arrangers in connection with all syndication efforts, including: (i) assisting in the preparation by you and the Borrower, as soon as practicable after the date of this Commitment Letter, of a confidential information memorandum for the Term Facility customary for transactions of this type and other customary presentation materials (including lender presentations) to be used in connection with the syndication (collectively, “Facility Marketing Materials”) reasonably acceptable in form and content to the Arrangers regarding the business, operations, financial projections and prospects of the SpinCo Business and Augusta (including the financial information and projections described in Exhibit C) including without limitation the delivery of all information relating to the Transactions prepared by or on behalf of the Borrower and Augusta that the Arrangers deem reasonably necessary to complete the syndication of the Term Facility and a confidential information memorandum acceptable in format and content to the Arrangers for use in bank meetings and other communications with prospective Lenders in connection with the syndication of the Term Facility; (ii) using commercially reasonable efforts to obtain, and your using commercially reasonable efforts to cause the Borrower to assist in obtaining, from Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), prior to the launch of the general syndication, a corporate family rating and a credit rating for the Term Facility; (iii) arranging for direct communications with prospective Lenders in connection with the syndication of the Term Facility (including without limitation direct contact between appropriate senior management, representatives and advisors of you (and using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and advisors of the Borrower and the Seller) and participation of such persons in such

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meetings), in all cases at times mutually agreed upon; and (iv) hosting (including any preparations with respect thereto) with the Arrangers at places and times reasonably requested by the Arrangers one or more meetings (or, if you and we shall agree, conference calls in lieu of any such meetings) with prospective Lenders. You agree that the Arrangers have the right to place advertisements in financial and other newspapers at their own expense describing their services to you and the Borrower.

You will be solely responsible for the contents of the Facility Marketing Materials and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At the Arrangers’ request, you agree to assist in the preparation of an additional version of the Facility Marketing Materials that does not contain material non-public information concerning the Seller, the Borrower, Augusta or their respective subsidiaries or affiliates or their respective securities (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders (except to the extent the Borrower or you notify us to the contrary and provided that the Borrower and you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements): (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arrangers or the Administrative Agent for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Term Facility. Before distribution of any Facility Marketing Materials in connection with the syndication of the Term Facility (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. In addition, at Arrangers’ request, you will identify Public Information Materials by marking the same as “PUBLIC” (it being understood that you shall not otherwise be under any obligation to mark information as “PUBLIC”) and you and we agree that any information and projections that are not specifically identified as “PUBLIC” shall be deemed as being suitable only for dissemination to prospective Lenders who wish to receive MNPI in connection with the syndication of the Term Facility.

It is agreed that the completion of the Successful Syndication (as defined in the Fee Letter) of the Term Facility prior to the initial funding under the Term Facility will not be a condition to the Commitment Parties commitments hereunder.

4. Information

You represent, warrant and covenant (with respect to information provided by the Borrower and its representatives, to your knowledge) that (i) all written information (other than projections and other forward-looking information and information of a general economic or industry-specific nature) that has been or will be provided by or on behalf of you, the Borrower or any of your or its representatives to the Arrangers, the Commitment Parties, the Lenders or any of their respective affiliates in connection with the Transactions, when taken as a whole, is and will be, when furnished, complete and correct in all material respects and does not and will not, when taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in the light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (ii) the financial projections

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and other forward-looking information that have been or will be made available directly or indirectly by or on behalf of you, the Borrower or any of your or its representatives to the Arrangers, the Commitment Parties, the Lenders or any of their respective affiliates have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable when furnished (it being agreed by the Arrangers, the Commitment Parties, the Lenders and any of your or their respective affiliates relying on this provision, that such projections and forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular projection or forward-looking information will be realized, that actual results may differ and that such differences may be material). You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects in the light of the circumstances in which such statements are made. You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5. Indemnification

To induce us to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Term Facility, you hereby agree to indemnify and hold harmless the Administrative Agent, the Collateral Agent, the Arrangers and each other agent or co-agent (if any) designated pursuant to the terms hereof, each Lender (including any Commitment Party) and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations), claims, losses, damages, liabilities or expenses (including legal expenses as set forth below), joint or several, of any kind or nature whatsoever that may be brought or threatened by you, the Borrower, the Guarantors (as defined in Exhibit B), any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Merger, this Commitment Letter, the Fee Letter, the Term Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Term Facility, and to reimburse each Indemnified Person within 30 days of a written demand therefor, together with reasonable backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to such Indemnified Persons taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected Indemnified Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole and, solely in the case of a conflict of interest, additional local and special counsel to all similarly affected Indemnified Persons taken as a whole); provided that you will not have to indemnify an Indemnified Person against any action, suit, proceeding, investigation, claim, loss, damage, liability or expense (x) to the extent the same resulted from the gross negligence or willful misconduct of such Indemnified Person or a material breach in bad faith by such Indemnified Person of its obligations under this Commitment Letter or the Fee Letter (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) if such dispute is solely between Indemnified Parties or their respective affiliates, directors, officers, employees, agents or controlling persons and arises out of, or in connection with, any action, suit, proceeding or claim that does not involve an act or omission by you or any of your affiliates other than any action, suit, proceeding or claim against any Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under the Term Facility. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be

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responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (except to the extent the same resulted from the gross negligence or willful misconduct of such Indemnified Person or a material breach in bad faith by such Indemnified Person of its obligations under this Commitment Letter or the Fee Letter (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment)).

Your indemnity and reimbursement obligations under this Section 5 will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.

None of us, the Indemnified Persons, you, the Borrower, or any of your or its affiliates or Representatives (as defined below) will be responsible or liable to any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Merger, this Commitment Letter, the Fee Letter, the Term Facility or the Transactions; provided that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth above.

6. Assignments

This Commitment Letter may not be assigned by you without the prior written consent of the Arrangers (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and any Indemnified Person and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). Each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates, additional Arrangers or any Lender (including without limitation as provided in Section 3 above); provided that that we will not be relieved of our obligations set forth in this Commitment Letter to fund that portion of the commitments so assigned in connection with any syndication or assignment to any potential Lender made prior to the Closing Date unless such syndication or assignment is to a financial institution you have identified to us on or prior to the date hereof as a permitted lender (each, a “Permitted Lender”) and such Permitted Lender has executed a joinder to this Commitment Letter in a form reasonably acceptable to you or you have otherwise consented to such syndication or assignment in writing. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an agreement in writing signed by each of the parties hereto.

7. USA PATRIOT Act Notification

The Administrative Agent notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies the Seller, Augusta, Merger Sub, the Borrower and the Guarantors, including the name and address of each such Person and other information that will allow the Administrative Agent and each Lender to identify the Seller, Augusta, Merger Sub, the Borrower and the Guarantors in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Administrative Agent and each Lender.

8. Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter and the Fee Letter may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written

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notice to the Commitment Parties and with appropriate permitted redactions as reasonably requested by the Commitment Parties, pursuant to applicable law or compulsory legal process, including, without limitation, a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such communications to your officers, directors, agents, employees, attorneys, independent auditors, representatives, professionals and advisors (collectively, the “Representatives”) in each case on a confidential and “need to know” basis and who are directly involved in the consideration of the Term Facility to the extent you notify such persons of their obligation to keep this Commitment Letter, the Fee Letter and such communications confidential and such persons agree to hold the same in confidence, (ii) this Commitment Letter, the Fee Letter or the information contained herein or therein to Augusta and its Representatives in each case on a confidential and “need to know” basis and who are directly involved in the consideration of the Term Facility to the extent you notify such persons of their obligation to keep this Commitment Letter and the Fee Letter and the information contained herein and therein confidential and such persons agree to hold the same in confidence and (iii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein, other than a version of the Fee Letter redacted in a manner reasonably satisfactory to the Arrangers, it being acknowledged that the fees in the Fee Letter shall be reflected in projections and pro forma information and a generic disclosure of aggregate sources and uses) in any public filing required as party of the Merger and the syndication, and to any ratings agency on a confidential basis.

We shall use all nonpublic information received by us in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter, the Fee Letter, and the transactions contemplated hereby and thereby, and shall treat confidentially all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants, (ii) to any hedge provider or prospective hedge provider (collectively, “Specified Counterparties”), (iii) in any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent practicable and permitted by law), (iv) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, give you notice thereof to the extent practicable and lawfully permitted to do so), (v) to the Representatives of such Commitment Party who are informed of the confidential nature of such information, (vi) to any of our respective affiliates solely in connection with the Transactions (provided that such information shall be provided on confidential basis), (vii) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (viii) for purposes of establishing a “due diligence” or other similar defense and (ix) for purposes of enforcing the rights of the Commitment Parties under this Commitment Letter; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such types of information. The obligations of the Commitment Parties under this paragraph shall remain in effect until the earlier of (x) two years from the date hereof and (y) the date the Loan Documents are entered into, at which time any confidentiality undertaking in the Loan Documents shall supersede the provisions of this paragraph.

You acknowledge that the Commitment Parties and their respective affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of the Seller, the

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Borrower, Augusta and other companies that may be the subject of the Transactions and may act with respect to any such entities in such other capacities to which it is appointed. The Commitment Parties and their respective affiliates will have economic interests that are different from or conflict with those of the Borrower and the Seller regarding the transactions contemplated by this Commitment Letter and the Fee Letter, and you acknowledge and agree that none of the Commitment Parties have an obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of the Commitment Parties will have liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated this Commitment Letter and the Fee Letter. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Borrower and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder.

In addition, please note that Barclays Capital Inc. has been retained by Augusta as a financial advisor (in such capacity, the “Financial Advisor”) to Augusta in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that neither the Arrangers nor their respective affiliates provide tax, accounting or legal advice.

9. Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER, THE FEE LETTER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme

January 13, 2012

ACCO Brands Corporation

Court of the State of New York, New York County, located in the Borough of Manhattan, and (b) the United States District Court for the Southern District of New York and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or, to the extent permitted by law, Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is issued for your benefit only and no other person or entity (other than the parties hereto and the Indemnified Persons) may rely hereon.

The provisions of Sections 3, 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Term Facility is made available or any loans under the Term Facility are disbursed; provided, however, that, to the extent applicable, your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Term Facility, shall automatically terminate and be superseded by the corresponding provisions of the Loan Documents upon the effectiveness thereof.

10. Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) receipt by each Commitment Party of written notice of termination from you, (ii) the consummation of the Merger, (iii) the abandonment or termination of the definitive documentation for the Merger and the Spin, including the Merger Agreement and the Separation Agreement and (iv) June 30, 2012 (the earliest of such dates to occur, the “Termination Date”), unless the closing of the Term Facility has been consummated on or before such date on the terms and subject to the conditions set forth herein; provided, however, that, if the Merger has not been consummated on or before the Termination Date, then the Termination Date contemplated by clause (iv) shall automatically be extended to August 31, 2012.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Arrangers the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, the Augusta Commitment Letter and the Augusta Fee Letter on or before the close of business on January 13, 2012, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

January 13, 2012

ACCO Brands Corporation

[The remainder of this page is intentionally left blank.]

We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Ian Palmer
Name: Ian Palmer
Title: Managing Director

Signature Page to SpinCo Commitment Letter

BANK OF AMERICA, N.A.

By	/s/ Heather Lamberton
Name:	Heather Lamberton
Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Heather Lamberton
Name:	Heather Lamberton
Title:	Managing Director

Signature Page to SpinCo Commitment Letter

BANK OF MONTREAL

By	/s/ Eric A. Schubert
Name:	Eric A. Schubert
Title:	Managing Director

Signature Page to SpinCo Commitment Letter

SUNTRUST BANK

By	/s/ Rich Wilson
Name:	Rich Wilson
Title:	Managing Director

Signature Page to SpinCo Commitment Letter

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

ACCO BRANDS CORPORATION

By:	/s/ Thomas P. O’Neil Jr.
Name:Thomas P. O’Neil Jr.
Title: Senior Vice President, Finance & Accounting

Signature Page to SpinCo Commitment Letter

Exhibit A

Transaction Description

All capitalized terms used but not defined in this Exhibit A have the meanings assigned to them in the Commitment Letter to which this Transaction Description is attached, including Exhibits B, C and D thereto.

ACCO Brands Corporation (“Augusta”) intends to acquire the SpinCo Business (as defined in the Separation Agreement referred to below, the “SpinCo Business”) of MeadWastvaco Corporation (the “Seller”) pursuant to a merger (the “Merger”) of a newly formed subsidiary of Augusta (the “Merger Sub”) with and into a subsidiary of the Seller formed to hold the SpinCo Business (the “Borrower”).

In connection with the foregoing, it is intended that:

1.	Borrower will be established as a direct, wholly owned subsidiary of Seller.

2.	Seller will transfer the SpinCo Business to the Borrower (the “Contribution”) pursuant to a separation agreement to be entered into among Seller and Borrower (the “Separation Agreement”).

3.	In connection with the foregoing transactions, Borrower will borrow $190.0 million pursuant to the Term Facility on the terms set forth in Exhibit B.

4.	Upon or immediately following the Contribution, Borrower will transfer to Seller and/or one or more of its affiliates, directly or indirectly, either (a) $460.0 million in cash (the “Cash Dividend”) or (b) a combination of (i) $190.0 million in cash proceeds from the incurrence of the Term Loans under the Term Facility and (ii) $270.0 million in aggregate principal amount of high yield securities of SpinCo (the “SpinCo Notes”) as described in the Engagement Letter or, to the extent Borrower does not issue the SpinCo Notes on the Closing Date, $270.0 million in aggregate principal amount of unsecured senior loans of Borrower (the “Exchange Loans”) with the terms set forth in that certain commitment letter dated as of the date hereof between the Commitment Parties and the Seller.

5.	Seller will distribute the stock of Borrower to Seller’s stockholders pursuant to the Spin contemplated by the Separation Agreement.

6.	Pursuant to a merger agreement among Seller, Borrower, Augusta and Merger Sub (including all exhibits and schedules thereto, the “Merger Agreement”), immediately following the Contribution and the Spin, Merger Sub will merge with and into Borrower, with Borrower surviving as a wholly-owned subsidiary of Augusta.

7.	Augusta will enter into (A) a commitment letter dated as of the date hereof (the “Augusta Commitment Letter”), which will set forth the terms of (i) a senior secured term loan facility in an aggregate principal amount of $480.0 million (the “Augusta Term Facility”) and (ii) an asset-based revolving credit facility in an aggregate principal amount of $175.0 million (the “Augusta ABL Facility” and together with the Augusta Term Facility, the “Augusta Facilities”) and (B) a fee letter dated as of the date hereof (the “Augusta Fee Letter”), which will set forth certain fees payable in connection with, and certain other matters with respects to, the Augusta Facilities. The Augusta Commitment Letter has been provided by Augusta to the Arrangers.

Exhibit A-1

8.	Immediately upon the effectiveness of the Merger, (i) the Term Facility and the SpinCo Notes, as applicable, will be guaranteed by Augusta and each guarantor of the Augusta Facilities pursuant to documentation reasonably satisfactory to the Arrangers (the “Augusta Guarantee Documentation”) and (ii) the Borrower and each Guarantor will guarantee the Augusta Facilities.

The transactions set forth above are referred to collectively as the “Transactions.”

Exhibit B-2

Exhibit B

Summary of Terms and Conditions of the Term Facility

Borrower:

A newly formed Delaware subsidiary of the Seller to which Seller will contribute the SpinCo Business (the “Borrower”). Upon consummation of the Merger, Merger Sub will be merged with and into Borrower with Borrower as the surviving corporation and Borrower will therefore be a wholly-owned subsidiary of Augusta.

Guarantors:

All obligations under the Term Facility (as defined below), under any interest rate protection or other hedging arrangement (“Hedging Arrangements”) entered into with an Agent, Arranger or Lender (as defined below) under the Term Facility or the Augusta Term Facility or any affiliate of any of the foregoing, in each case, as designated by Borrower (each, a “Term Facility Lender Counterparty”) and under any cash management arrangements (“Cash Management Arrangements”) entered into with an Agent, Arranger or Lender under the Term Facility or the Augusta Term Facility or any affiliate of any of the foregoing, in each case, as designated by Borrower (each, a “Term Facility Bank Product Provider”), will be unconditionally guaranteed (the “Guarantee”) by each of the Borrower’s existing and subsequently acquired or organized direct or indirect domestic subsidiaries and, after consummation of the Merger, Augusta and each of its existing and subsequently acquired subsidiaries that guarantees any other indebtedness of Augusta (including, without limitation, Augusta’s existing 7.625% senior subordinated notes due 2015 and 10.625% senior secured notes due 2015, in each case, pursuant to the indentures governing such indebtedness) on the Closing Date (collectively, the “Guarantors”).

Joint Bookrunners and Joint Lead Arrangers:

Barclays Capital, MLFPS and BMO Capital will act as joint bookrunners and joint lead arrangers (in such capacities, the “Arrangers”) for the Term Facility and will perform the duties customarily associated with such roles.

Administrative Agent:	Barclays Bank will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.
Co-Syndication Agents:

Bank of America and BMO Capital will act as co-syndication agents (in such capacity, the “Co-Syndication Agents”) for the Term Facility and will perform the duties customarily associated with such role.

Collateral Agent:

Barclays Bank will act as sole and exclusive collateral agent for the Lenders (in such capacity, collectively, the “Collateral Agent”) and will perform the duties customarily associated with such role.

Documentation Agent:	SunTrust or at the option of the Arrangers one or more financial institutions identified by the Arrangers in consultation with the

Exhibit B-1

Borrower and reasonably acceptable to the Borrower (in such capacity, the “Documentation Agent” and, together with the Administrative Agent, the Co-Syndication Agents and the Collateral Agent, the “Agents”).

Lenders:	Barclays Bank, Bank of America, BMO, SunTrust and/or other banks, financial institutions and institutional lenders selected by the Arrangers and reasonably acceptable to Borrower and Augusta (each, a “Lender” and, collectively, the “Lenders”).

Purpose/Use of Proceeds:	The proceeds of the Term Loans will be used to (i) finance the Cash Dividend and (ii) to pay fees and expenses incurred in connection with the Transactions.

Amount of Term Facility:	Up to $190.0 million of senior secured term loan facility (the “Term Facility” and loans under the Term Facility, “Term Loans”).

Availability:	One drawing may be made under the Term Facility on the Closing Date.

Closing Date:	The date on or before the Termination Date on which the Transactions are consummated (the “Closing Date”).

Maturity:	The Term Facility will mature on the date that is the earlier of (i) the seventh anniversary of the Closing Date (the “Fixed Maturity Date”) and (ii) 91 days prior to the maturity of Augusta’s existing 7.625% senior subordinated notes due 2015 (the “Senior Subordinated Notes”) unless, at least 91 days prior to the maturity date of the Senior Subordinated Notes, such notes are refinanced with notes having a maturity date at least six months after the seventh anniversary of the Closing Date (such earlier date, the “Term Loan Maturity Date”).

Amortization:	The outstanding principal amount of the Term Facility will be payable in equal quarterly amounts of 1.0% per annum prior to the seventh anniversary of the Closing Date, with the remaining balance, together with all other amounts owed with respect thereto, payable on the Term Loan Maturity Date.

Interest Rate:	All amounts outstanding under the Term Facility will bear interest, at the Borrower’s option, at a rate per annum equal to:
(a) the Base Rate plus 3.75% per annum; or
(b) the reserve adjusted Eurodollar Rate plus 4.75% per annum;
provided, however, that at no time will the Base Rate be deemed to be less than 2.25% per annum or the reserve adjusted Eurodollar Rate be deemed to be less than 1.25% per annum.

Exhibit B-2

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type.

Default Interest:	All amounts not paid when due will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”).

Interest Payments:	Quarterly for loans bearing interest based upon the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three or six months or, if agreed by all Lenders, nine or twelve months) for loans bearing interest based upon the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); upon prepayment or repayment; at maturity (whether by acceleration or otherwise); and after such maturity, on demand, in each case payable in arrears and computed on the basis of a 360-day year (or, with respect to loans bearing interest based upon the “prime” Base Rate, a 365/366-day year).

Documentation:	The Term Facility shall be documented pursuant to a single credit agreement that will also document the Augusta Term Facility.

Funding Protection and Taxes:	Customary for transactions of this type, including breakage costs, gross-up for tax withholding (subject to customary exclusions and exceptions including U.S. federal withholding arising as a result of any law in existence as of the date hereof), compensation for increased costs and compliance with capital adequacy and other regulatory restrictions (including customary Dodd-Frank and Basel III protections).

Voluntary Prepayments:	The Term Facility may be prepaid in whole or in part without premium or penalty subject to the payment of any applicable Call Premium, as set forth below; provided that loans bearing interest based upon the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the applicable interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Term Facility will be applied to scheduled amortization payments and the payment at final maturity in such order as the Borrower shall determine and may not be reborrowed.

Mandatory Prepayments:	The Borrower will make the following mandatory prepayments (subject to certain basket amounts to be negotiated in the definitive documentation for the Term Loan Facility (the “Term Facility Documentation”)):

1. Asset Sales: Prepayments in an amount equal to 100.0% of the net cash proceeds of the sale or other disposition of any

Exhibit B-3

property or assets of the Borrower or any of its subsidiaries (and, following the effectiveness of the Merger, Augusta and its subsidiaries) in excess of an amount to be agreed (including the sale by the Borrower of any equity interests in any of its subsidiaries (or, following the effectiveness of the Merger, Augusta and its subsidiaries)) payable no later than the fifth business day following the date of receipt, other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and certain other exceptions to be agreed and net cash proceeds that are reinvested (or committed to be reinvested) in other assets (other than current assets) useful in the business of the Borrower or any of its subsidiaries (or, following the effectiveness of the Merger, Augusta and its subsidiaries) within 365 days of such sale or disposition or, if so committed to reinvestment within such 365-day period, reinvested within 180 days thereafter.

2.	Insurance Proceeds: Prepayments in an amount equal to 100.0% of the net cash proceeds of property insurance or condemnation proceeds in excess of an amount to be agreed paid on account of any loss of any property or assets of the Borrower or any of its subsidiaries (and, following the effectiveness of the Merger, Augusta and its subsidiaries) payable no later than the fifth business day following the date of receipt, other than net cash proceeds that are reinvested (or committed to be reinvested) in other assets (other than current assets) useful in the business of the Borrower or any of its subsidiaries (or, following the effectiveness of the Merger, Augusta and its subsidiaries) (or used to replace damaged or destroyed assets) within 365 days of receipt of such net cash proceeds or, if so committed to reinvestment within such 365- day period, reinvested within 180 days thereafter.

3.	Incurrence of Indebtedness: Prepayments in an amount equal to 100.0% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or any of its subsidiaries (and, following the effectiveness of the Merger, Augusta and its subsidiaries) (other than indebtedness otherwise permitted under the Term Facility Documentation) payable no later than the fifth business day following the date of receipt.

4.	Excess Cash Flow: Prepayments in an amount equal to 50.0% (subject to reductions to a lower percentage upon achievement and maintenance of a total leverage ratio to be agreed) of “Excess Cash Flow” (to be defined in the Term Facility Documentation) of the Borrower and its subsidiaries (and, following the effectiveness of the Merger, Augusta and its subsidiaries) payable within 90 days of the Borrower’s fiscal year end.

Exhibit B-4

The net cash proceeds referred to in clauses (1) through (4) of the preceding paragraph shall be applied to prepay the Term Facility and the Augusta Term Facility on a pro rata basis.

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied as set forth in the preceding paragraph and to the next four scheduled amortization payments for the Term Facility in direct order of maturity and thereafter pro rata to the remaining scheduled amortization payments for the Term Facility and the payment at final maturity.

Call Premium:

In the event that all or any portion of the Term Facility is repaid or repriced (or effectively refinanced) in connection with a Repricing Event (as defined below) that occurs on or before the first anniversary of the Closing Date, each Lender holding loans under the Term Facility will be paid an amount equal to 101% of the amount of such loans repaid or repriced (or effectively refinanced).

“Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest at an effective interest rate less than the effective interest rate applicable to the Term Loan Facility (as such comparative rates are reasonably determined by the Administrative Agent) and (ii) any amendment to the Term Loan Facility that reduces the effective interest rate applicable to the Term Loans (in each case, such effective interest rate shall take into account margins, the applicable reserve adjusted Eurodollar Rate or Base Rate floors, original issue discount and upfront fees).

Collateral:

The obligations of the Borrower and the Guarantors in respect of the Term Facility, any Hedging Arrangements entered into with a Term Facility Lender Counterparty, as designated by Borrower, and any Cash Management Arrangements entered into with a Term Facility Bank Product Provider, as designated by Borrower, and the obligations of the Borrower and the Guarantors in respect of the Augusta Term Facility will be secured by:

(a) a first-priority security interest (subject to permitted liens) in the following (collectively, the “Term Loan Priority Collateral”): all assets of the Borrower and the Guarantors (other than the ABL Priority Collateral), whether owned on the Closing Date or thereafter acquired, including but not limited to: (i) machinery, equipment, furniture, fixtures, vehicles (but not with respect to the perfection of such security interest), fee interests in real property in excess of an amount to be mutually agreed, intellectual property, general intangibles (except those relating to ABL Priority Collateral) and documents relating to any of the foregoing, (ii) instruments and other rights to payment (including accounts receivable), in each case, solely to the extent relating to the sale or other disposition of Term Loan

Exhibit B-5

Priority Collateral and any deposit account or securities account that contain only proceeds of the sale of any Term Loan Priority Collateral (the “Term Loan Asset Sale Proceeds Account”) and (iii) the equity interests held by the Borrower or any Guarantor in any direct or indirect subsidiary of the Borrower or any Guarantor (which pledge, in the case of any foreign subsidiary, will be limited to 100% of the non-voting equity interests (if any) and 66% of the voting equity interests of first-tier foreign subsidiaries; and

(b) a perfected second-priority security interest (subject to permitted liens) in the following, whether owned on the Closing Date or thereafter acquired (collectively, the “ABL Priority Collateral”): (i) all accounts receivable and other rights to payment (in each case, other than to the extent relating to the sale or other disposition of Term Loan Priority Collateral (as defined below)); (ii) inventory and documents related to inventory; (iii) instruments (except to the extent relating to the sale or other disposition of Term Loan Priority Collateral); (iv) general intangibles (other than intellectual property) relating to accounts receivable and inventory; (v) deposit accounts, security accounts, cash and cash equivalents (other than cash and cash equivalents held in the Term Loan Asset Sale Proceeds Account referred to above and other exceptions to be agreed); (vi) guarantees, letters of credit rights, security, insurance, supporting obligations and other credit enhancements, relating to any of the foregoing; and (vii) books and records relating to any of the foregoing.

The Term Loan Priority Collateral and the ABL Priority Collateral will not include leasehold interests, fee interests in real estate below a threshold to be agreed, and certain other property and assets customarily excluded from grants of security in similar financings, and other property and assets as may be agreed upon. Additionally, each of the ABL Priority Collateral and the Term Loan Priority Collateral, respectively, will include all proceeds thereof.

The obligations of the Borrower and the Guarantors under the Augusta ABL Facility, under certain interest rate protection or other hedging arrangements entered into with an agent, arranger or lender under the Augusta ABL Facility or any affiliate of any of the foregoing, in each case, as designated by Borrower (each an “ABL Facility Lender Counterparty” and, together with the Tem Facility Lender Counterparties, the “Lender Counterparties”) and under certain cash management arrangements entered into with an agent, arranger or lender under the Augusta ABL Facility or any affiliate of any of the foregoing, in each case, as designated by Borrower (each, an “ABL Facility Bank Product Provider” and, together with the Term Facility Bank Product Providers, the “Bank Product Providers”) will be secured by a perfected second-priority security interest (subject to permitted liens) in the Term Loan Priority Collateral and a perfected first-priority security interest (subject to permitted liens) in the ABL Priority Collateral; provided that if any ABL Facility Lender Counterparty is also a Term Facility Lender Counterparty, or if any

Exhibit B-6

ABL Facility Bank Product Provider is also a Term Facility Bank Product Provider, then if such ABL Facility Lender Counterparty or ABL Facility Bank Product Provider, as applicable, so elects with the consent of Borrower (and notifies the Agents in writing of such election at the time of executing such Hedging Arrangements or providing such Cash Management Arrangement, as applicable, in accordance with procedures and subject to limitations to be contained in the Term Facility Documentation), such ABL Facility Lender Counterparty or ABL Facility Bank Product Provider, as applicable, will instead be secured by a perfected first-priority security interest (subject to permitted liens) in the Term Loan Priority Collateral and a perfected second-priority security interest (subject to permitted liens) in the ABL Priority Collateral. All such security interests will be perfected on the Closing Date except as otherwise provided in Section 2 of the Commitment Letter.

Intercreditor Matters:	The relative rights and priorities in the ABL Priority Collateral and the Term Loan Priority Collateral among the secured parties in respect of the Augusta ABL Facility (or the Amended Existing ABL Facility (as defined in the Augusta Commitment Letter), if the same remains outstanding), the Lender Counterparties under secured hedging arrangements (the “Hedging Secured Parties”), the Bank Product Providers under secured cash management arrangements (the “Cash Management Secured Parties”), the secured parties in respect of the Term Facility (the “Term Loan Secured Parties”) and the secured parties in respect of the Augusta Term Loan Facility (the “Augusta Term Loan Secured Parties”) will be set forth in an intercreditor agreement that will contain customary lien subordination, completion rights, collateral access provisions and intellectual property licensing provisions, all in form and substance reasonably satisfactory to the Arrangers and the Borrower.

Representations and Warranties:	The Term Facility Documentation will contain representations and warranties relating to the following matters as are usual and customary for financings of this kind generally: organization, requisite power and authority, qualification; equity interests and ownership; due authorization; no conflict; governmental consents; binding obligation; historical financial statements; projections; no material adverse change; certain fees; adverse proceedings, etc.; payment of taxes; properties; environmental matters; no defaults; material contracts; governmental regulation; margin stock; employee matters; employee benefit plans; solvency; related documents; compliance with laws; disclosure; senior indebtedness; Patriot Act, OFAC and other money-laundering and anti-terrorism laws; intellectual property; and security documents, subject to customary qualifications and limitations for materiality to be provided in the Term Facility Documentation in a manner to be agreed.

Exhibit B-7

Negative and Affirmative Covenants:	The Term Facility Documentation will contain affirmative and negative covenants relating to the following matters as are usual and customary for financings of this kind generally, subject to customary baskets, qualifications and limitations for materiality to be provided in the Term Facility Documentation in a manner to be agreed. Such affirmative covenants will include: financial statements and other reports; existence; payment of taxes and claims; maintenance of properties; insurance; books and records, inspections; lenders’ meetings; compliance with laws; environmental; subsidiaries; additional material real estate assets; additional collateral; further assurances; and maintenance of ratings (but no minimum rating requirement). Such negative covenants will include: indebtedness; liens; no further negative pledges; restricted junior payments; restrictions on subsidiary distributions; investments; fundamental changes, disposition of assets, acquisitions; capital expenditures; sales and lease-backs; transactions with affiliates; conduct of business; amendments or waivers of organizational documents; amendments or waivers with respect to certain indebtedness; and fiscal year.

Financial Covenants:	Such financial covenants will include: minimum interest coverage and maximum leverage, in each case providing a cushion to be agreed above the levels set forth in the Borrower’s financial model delivered to the Arrangers on November 22, 2011.

Events of Default:	The Term Facility Documentation will include such events of default (and, as appropriate, grace periods) relating to the following matters as are usual and customary for financings of this kind generally: failure to make payments when due; default under other agreements; breach of certain covenants; material breach of representations, etc.; other defaults under the Term Facility Documentation; involuntary bankruptcy; voluntary bankruptcy; judgments and attachments; dissolution; employee benefit plans; “Change of Control” (to be defined as mutually agreed upon); guaranties, security documents; and failure of subordinated indebtedness to be subordinated, subject to customary qualifications and limitations for materiality to be provided in the Term Facility Documentation in a manner to be agreed.

Conditions Precedent to Initial Borrowing:	The several obligations of each Lender to make, or cause an affiliate to make, Term Loans on the Closing Date will be subject only to (i) the conditions set forth or referred to in Section 2 of the Commitment Letter, (ii) the accuracy of representations and warranties in all material respects and (iii) the absence of any default or event of default subject, in the case of clauses (ii) and (iii), to the limitations set forth in Section 2 of the Commitment Letter.

Exhibit B-8

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than $1.0 million, any part of their respective shares of the Term Facility to their affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Term Facility Documentation) which (other than in the case of assignments made by or to any of the Arrangers) are acceptable to the Administrative Agent and the Borrower, each such consent not to be unreasonably withheld or delayed; provided that (i) the consent of the Borrower shall not be required if any event of default has occurred and is continuing and (ii) assignments made to another Lender or an affiliate of a Lender or of the Administrative Agent will not be subject to the above minimum assignment amount and consent requirements; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five business days after having received notice thereof. The Borrower shall have the ability to purchase Term Loans through dutch auction procedures to be mutually agreed, which Term Loans shall immediately and automatically be cancelled. The Borrower shall not be permitted to assign its obligations without the approval of all Lenders.

Amendments and Required Lenders:	No amendment, modification, termination or waiver of any provision of the Term Facility Documentation will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of the funded and unfunded commitments under the Term Facility (collectively, the “Required Lenders”), except that the consent of each Lender adversely affected thereby (and in the case of certain collateral issues, each Lender Counterparty) will be required with respect to, among other things, matters relating to interest rates, maturity, amortization, pro rata treatment, sharing provisions, releases of all or substantially all of the guaranties and collateral and the definition of Required Lenders.

Indemnity and Expenses:	The Term Facility will provide customary and appropriate provisions relating to indemnity and related matters to be mutually agreed. The Borrower will also pay (i) reasonable and documented out-of-pocket expenses of the Arrangers incurred prior to the Successful Syndication (as defined in the Fee Letter) and the Agents incurred prior to, on or after the Closing Date (to be paid on the Closing Date if invoiced prior to the Closing Date, and for expenses incurred or invoiced thereafter, within 30 days of a written demand therefore, in each case together with backup documentation supporting such reimbursement request) associated with the syndication of the Term Facility and the preparation, negotiation, execution, delivery and administration of the Term Facility Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Arrangers and the Agents, taken as a whole and,

Exhibit B-9

solely in the case of a conflict of interest, one additional counsel to all affected persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole, and, solely in the case of a conflict of interest, one additional local and special counsel to all affected persons, taken as a whole)) and (ii) all reasonable and documented out-of-pocket expenses of the Arrangers, Agents and the Lenders within 30 days of a written demand therefor together with reasonable backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Arrangers, the Agents and the Lenders, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole, and, solely in the case of a conflict of interest, one additional local and special counsel to all affected persons, taken as a whole)) in connection with the enforcement of the Term Facility Documentation.

Governing Law and Jurisdiction:	The Term Facility Documentation will provide that the Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the Borough of Manhattan in the State of New York and will waive any right to trial by jury. New York law will govern the Term Facility Documentation.

Counsel to the Arrangers and the Administrative Agent:	Latham & Watkins LLP.

Exhibit B-10

Exhibit C

Summary of Conditions Precedent to the Term Facility

1.	Concurrent Transactions: The terms of the Merger Agreement and the Separation Agreement shall be reasonably satisfactory to the Arrangers (it being agreed that the Merger Agreement dated November 17, 2011 and the Separation Agreement dated November 17, 2011 provided to the Arrangers prior to the date hereof are reasonably satisfactory to the Arrangers). The Contribution and the Merger and each of the other Transactions shall have been consummated or will be consummated substantially concurrently with the initial funding under the Term Facility in accordance with the Merger Agreement, the Separation Agreement and the terms described in this Commitment Letter; provided that no amendment, modification or waiver of any term thereof (other than any such amendment, modification or waiver that is not materially adverse to the interests of the Arrangers and the Lenders, taken as a whole) shall be made or granted, as the case may be, without the prior written consent of the Arrangers (not to be unreasonably withheld or delayed) (it being understood that any change in the price over 10% (including any price decrease over 10%) will be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Arrangers).

2.	Financial Statements. The Arrangers shall have received (i) unqualified audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows of Augusta and the Borrower and their respective subsidiaries for each of the three most recently completed fiscal years ending more than 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows for any quarterly interim period or periods (other than the fourth fiscal quarter of Augusta’s and the Borrower’s fiscal year) of Augusta and the Borrower and their respective subsidiaries ending more than 45 days prior to the Closing Date, together with unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows for the corresponding period of the most recently completed fiscal year (all of which shall have been reviewed by the independent accountants for Augusta and the Borrower (as applicable) as provided in the Statement on Auditing Standards No. 100), (iii) customary additional unqualified audited and unaudited financial statements for all recent, probable or pending acquisitions and (iv) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of Augusta and its subsidiaries (a) as of the last day of and for the most recently completed fiscal year ended at least 90 days before the Closing Date, (b) as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, and (c) as of the last day of and for the twelve-month period ending on the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of each such balance sheet) or at the beginning of such period (in the case of each such statement of income), and in each case contemplated by clauses (i), (ii), (iii) and (iv) meeting the requirements of Regulation S-X for Form S-1 registration statements.

3.	Projections. At least 30 days prior to the Closing Date, the Arrangers shall have received financial projections of Augusta and Augusta’s subsidiaries through its fifth fiscal year following the Closing Date, which will be prepared on a pro forma basis to give effect to the Transactions.

4.	Engagement of Financial Institutions. Augusta shall have engaged, pursuant to the Engagement Letter, the Financial Institutions to act as underwriters, initial purchasers and/or placement agents in connection with the SpinCo Notes in a manner and on terms and conditions reasonably satisfactory to the Administrative Agent.

Exhibit C-1

5.	Marketing Period. The Arrangers shall have received a confidential information memorandum and other customary marketing materials for use in the syndication of the Term Facility by a date sufficient to afford the Arrangers a period of at least 20 consecutive business days following the receipt of the confidential information memorandum and the Moody’s and S&P ratings to syndicate the Term Facility prior to the Closing Date; provided that such period will not include any date from and including November 21, 2011 through and including November 28, 2011, from and including December 19, 2011 through and including January 3, 2012 and from and including August 20, 2012 through and including August 31, 2012.

6.	Definitive Documents; Customary Closing Conditions. Subject to the limitations set forth in Section 2 of the Commitment Letter, the definitive loan documents relating to the Term Facility, including without limitation loan agreements, guarantees, security agreements and other related definitive documents (collectively, the “Loan Documents”) shall have been prepared by the Arrangers’ counsel based upon and substantially consistent with the terms set forth in this Commitment Letter and otherwise reasonably satisfactory to the Commitment Parties and the Arrangers and shall have been executed and delivered by the Borrower and each of its subsidiaries party thereto. The Arrangers shall be reasonably satisfied that the Borrower has complied with all other customary closing conditions for term loan financings of this kind, as follows: (i) the delivery of customary legal opinions, corporate records and documents from public officials and customary officers’ certificates; (ii) customary evidence of authority; (iii) obtaining material third party and governmental consents necessary in connection with the Merger, the related transactions or the financing thereof; (iv) absence of litigation or regulatory action materially affecting the Merger, the related transactions and the financing thereof; (v) with respect to the Term Facility and subject to Section 2 of the Commitment Letter, perfection of liens, pledges, mortgages and any other security interests on the collateral securing the Term Facility (free and clear of all liens, subject to customary and limited exceptions to be mutually agreed upon); (vi) satisfactory lien and judgment searches; (vii) payment of all fees and expenses set forth in the Commitment Letter and the Fee Letter; (viii) Augusta, the Borrower and each of their respective subsidiaries on a consolidated basis (taken as a whole) will, pro forma for the Transactions, be solvent and delivery of a solvency certificate as of the Closing Date in a customary form reasonably satisfactory to the Administrative Agent to that effect from the chief financial officer of Augusta; (ix) satisfaction of the conditions set forth under the caption “Conditions Precedent to Initial Borrowing” in Exhibit B; and (x) each Lender shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act that has been reasonably requested by the Lenders at least ten (10) days in advance of the Closing Date.

7.	Indebtedness. After giving effect to the Transactions, Augusta and its subsidiaries, including Borrower, shall have outstanding no third party indebtedness for borrowed money other than the Augusta ABL Facility, the Term Facility and either the SpinCo Notes or the Exchange Loans, the Augusta Term Facility and the Senior Subordinated Notes and other indebtedness in a principal amount not to exceed $10 million.

8.	Augusta Term Facility: The conditions precedent to the Augusta Term Facility shall have been satisfied and the Augusta Term Facility shall have been funded concurrently or substantially concurrently with (but in any event on the same day as) the Term Facility.

Exhibit C-2